Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 10, 2025, which includes an explanatory paragraph relating to Helix Acquisition Corp. II’s ability to continue as a going concern, relating to the financial statements of Helix Acquisition Corp. II, Inc as of December 31, 2024 and 2023 and for the years then ended, appearing in the Prospectus, which is part of the Registration Statement on Form S-1 (File No. 333-289940).

/s/ WithumSmith+Brown, PC

New York, New York
January 2, 2026